UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2012

MICROS SYSTEMS, INC
(Exact name of Registrant as specified in its charter)

MARYLAND	000-09993	52-1101488
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7031 Columbia Gateway Drive, Columbia, Maryland 21046-2289
(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code: 443-285-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Peter Altabef as President and Chief Executive Officer

On December 3, 2012, MICROS Systems, Inc. (the “Company”) announced the appointment of Peter Altabef as its President and Chief Executive Officer, effective January 2, 2013. Mr. Altabef will also become a member of the Company’s Board of Directors, effective on the same date. The Company does not anticipate that Mr. Altabef will serve on standing Board committees.

Since May 2011, Mr. Altabef has served as an Advisory Director of Petrus Trust Company, a company that administers the trusts of the Perot family of Dallas, Texas. Mr. Altabef served as President and Chief Executive Officer of Perot Systems Corporation from 2004 until November 2009, when Perot Systems was acquired by Dell, Inc. After Dell’s acquisition of Perot Systems, Mr. Altabef served as President of Dell Services, a subsidiary of Dell, Inc. until January 2011 (and he remained in an executive capacity with Dell Services until March 2011 to facilitate the transition). Mr. Altabef joined Perot Systems in 1993, held other senior positions with that company prior to 2004 and served as a director of Perot Systems from September 2004 until November 2009. Prior to joining Perot Systems, Mr. Altabef was a partner in the Dallas law firm of Hughes & Luce LLP (which subsequently combined with K&L Gates LLP). Mr. Altabef is a director of Belo Corp. and Merit Energy Company. He is 53 years old.

Mr. Altabef’s extensive business and leadership experience with large organizations, including experience in technology, operations, marketing, risk management and law, as well as experience as a director of public and private companies, enables him to provide valuable insights concerning, among other things, the Company’s operations, products, strategic planning and corporate governance.

In connection with his appointment, the Company and Mr. Altabef entered into an employment agreement, dated December 3, 2012. Under the employment agreement, Mr. Altabef will serve as the Company’s President and Chief Executive Officer and initially will receive an annual salary of $950,000. His salary will be increased during the term of the agreement in a manner no less favorably and at increments no less frequently than those increases accorded to similarly situated Company executives. Mr. Altabef will be eligible to receive a target bonus each year of $950,000, subject to satisfaction of performance objectives under the Company’s executive bonus plan. The target bonus amount will be increased during the term of the agreement in a manner no less favorably and at increments no less frequently than those increases accorded to similarly situated Company executives.

The employment agreement also provides that, on the first Company authorized grant date after January 2, 2013, the Company will grant Mr. Altabef a stock option to purchase 120,000 shares of Company common stock. In addition, provided the Company’s shareholders approve an increase in shares authorized for issuance under the Company’s stock option plan, the Company will grant to Mr. Altabef options to purchase at least another 120,000 shares, consistent with Company policies with respect to granting stock options to senior executives. Mr. Altabef also will receive standard fringe benefits accorded to other executive employees. The Company will reimburse Mr. Altabef for up to $50,000 of moving and related expenses associated with his relocation from Dallas, Texas to Maryland, as well as additional reimbursement for up to three trips for Mr. Altabef and his spouse between Dallas and Maryland for the purpose of selecting housing. Additionally, the Company will reimburse Mr. Altabef for up to $20,000 of legal expenses associated with the negotiation of the employment agreement.

If the Company terminates Mr. Altabef’s employment other than for Good Cause (as defined in the employment agreement), or in the event Mr. Altabef terminates his employment for Good Reason (as defined in the employment agreement) (in each case except as described in the following paragraph), the Company will pay to Mr. Altabef (i) all of the salary payments provided for in the employment agreement for the period beginning on the date of the termination and extending through the expiration date of the Agreement, and (ii) an amount equal to three times the eligible target bonus for the fiscal year in which his employment was terminated.

If within two years after a Change of Control (as defined in the employment agreement) the Company terminates Mr. Altabef’s employment other than for Good Cause, or Mr. Altabef terminates his employment for Good Reason, then in either case the Company will pay to Mr. Altabef an amount equal to 2.99 times the sum of (i) Mr. Altabef’s highest annual base salary prior to his date of termination, and (ii) Mr. Altabef’s eligible target bonus for the fiscal year of his termination.

Mr. Altabef’s employment agreement has an initial term extending until June 30, 2015. It automatically will be renewed for an additional three year term, through June 30, 2018, unless either party provides notice, no later than March 1, 2015, of such party’s election not to renew the agreement.

Under the terms of the employment agreement, Mr. Altabef is subject to certain non-competition, confidentiality and non-solicitation covenants.

The foregoing summary of Mr. Altabef’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as Exhibit 99.1 to this report as an Exhibit and incorporated herein by reference.

Change in Executive Capacity of A.L. Giannopoulos

Effective January 2, 2013, A.L. Giannopoulos, currently the Company’s Chairman, Chief Executive Officer, and President, will no longer serve as the Company’s President and Chief Executive Officer, but will continue to serve as Executive Chairman of the Board of Directors.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Employment Agreement for Peter Altabef

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2012

MICROS Systems, Inc.
(Registrant)

By:	/s/ Cynthia A. Russo
Cynthia A. Russo
Executive Vice-President, Chief Financial Officer